PRESS RELEASE

Clorox Announces Changes to Board of Directors

Executive Chair Benno Dorer to Step Down; Matthew Shattock Appointed to Independent Chair;

Esther Lee Appointed Chair of NGCRC; Lead Independent Director Pamela Thomas-Graham to Step Down from the Board in November 2021

OAKLAND, Calif., Jan. 28, 2021 – The Clorox Company (NYSE:CLX) announced today that Benno Dorer has decided to step down from his role as executive chair of the Clorox board of directors. The company and board have accepted his resignation to step down from his role and the board, effective Feb. 15, 2021. Consistent with the board’s long-term succession planning, Matthew J. Shattock, a Clorox director since 2018 and veteran consumer packaged goods executive, has been appointed to the role of independent chair.

Dorer, 56, was appointed executive chair of the board in September 2020, upon stepping down as chief executive officer of the company, a role he held since 2014. He served as chair of the board since 2016. As CEO, Dorer guided Clorox through its 2020 Strategy, which emphasized profitable, sustainable and responsible growth. This led to advancements in innovation, superior consumer value, digital consumer engagement, company culture and a strategic focus on ESG (environmental, social and governance). During his tenure, the company more than doubled total shareholder return.

"Benno was an outstanding CEO for Clorox and a strategic force as our chair and later, executive chair," said Lead Independent Director Pamela Thomas-Graham. "We're grateful for his leadership and enabling such a smooth transition since Linda Rendle was promoted to CEO last September."

In addition to serving on Clorox’s board, Matthew Shattock, 58, is the chairman of Domino’s Pizza Group plc and a director of VF Corporation. He was the non-executive chairman of the board for Beam Suntory — the world’s third-largest premium spirits company — until December 2020, where he served as chairman and CEO, after joining the company as president and CEO in 2009. Prior to joining Beam, he spent six years at Cadbury plc, where he led its businesses first in The Americas and then in Europe, Middle East and Africa. Prior to Cadbury, he spent 16 years at Unilever in various leadership roles, culminating in his role as chief operating officer of Unilever Best Foods North America.

“We’re fortunate to have someone with the caliber of Matt’s global experience at some of the world’s most admired companies as our independent chair,” said CEO Linda Rendle. “Since he joined the Clorox board, he has been providing valuable strategic perspective, and we look forward to working with him in his new role.”

Separately, Esther Lee, 62, executive vice president and global chief marketing officer for MetLife Inc., and a Clorox director since 2013, was named chair of the Nominating, Governance and Corporate Responsibility Committee, effective Feb. 15. Dr. Richard Carmona, 70, a Clorox director since 2007, will step down as chair of the NGCRC and remain on the board.

Additionally, after 16 years of distinguished service as a Clorox director, Pamela Thomas-Graham, 57, has decided not to stand for re-election to the board at the end of her current term, which ends in November 2021. She has served as lead independent director since 2016 and will step down from this role in connection with Matthew Shattock’s appointment to independent chair.

“Serving on the Clorox board since 2005 has been a great privilege. Given the strength of leadership of the board and executive team, I’m confident in Clorox’s future. I look forward to continuing my board service with several young and fast-growing companies as well as growing my digital media enterprise, Dandelion Chandelier," said Thomas-Graham. “I’m proud to have been part of a company that has been leading edge in many areas, including the integration of ESG into its business strategy. From its strong commitment to inclusion and diversity, its focus on product stewardship and its critical role in public health, Clorox has been deliberate about connecting its impact on the world to long-term value creation for shareholders.”

Additional information about The Clorox Company board of directors can be found on the company’s website.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with about 8,800 employees worldwide and fiscal year 2020 sales of $6.7 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid-Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags and wraps; Kingsford® charcoal; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products; and RenewLife®, Rainbow Light®, Natural Vitality Calm™, NeoCell® and Stop Aging Now® vitamins, minerals and supplements. The company also markets industry-leading products and technologies for professional customers, including those sold under the CloroxPro™ and Clorox Healthcare® brand names. More than 80% of the company’s sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact and the Ellen MacArthur Foundation’s New Plastics Economy Global Commitment. The company has been broadly recognized for its corporate responsibility efforts, listed No. 1 on the 2020 Axios Harris Poll 100 reputation rankings and included on the Barron’s 2020 100 Most Sustainable Companies list and the Human Rights Campaign’s 2020 Corporate Equality Index, among others. In support of its communities, The Clorox Company and its foundations contributed more than $25 million in combined cash grants, product donations and cause marketing in fiscal year 2020. For more information, visit TheCloroxCompany.com, including the Good Growth blog, and follow the company on Twitter at @CloroxCo.

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Media Relations
Aileen Zerrudo aileen.zerrudo@clorox.com
Naomi Greer naomi.greer@clorox.com

Investor Relations
Lisah Burhan lisah.burhan@clorox.com
Scott Saul scott.saul@clorox.com